United States
                       Securities and Exchange Commission
                             WASHINGTON, D.C. 20549


                                  Schedule 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              LJL BIOSYSTEMS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    50187310
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]        Rule 13d-1(b)

         [ ]        Rule 13d-1(c)

         [ ]        Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages


CUSIP No.  50187310                                                                              Page 2 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Partners
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                    975,001
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                  -0-
Person With
                                                              (7)      Sole Dispositive Power               975,001

                                                              (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  975,001
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.3%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IA
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 2 of 13 Pages


CUSIP No.   50187310                                                                              Page 3 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                    953,223
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                  -0-
Person With
                                                              (7)      Sole Dispositive Power               953,223

                                                              (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  953,223
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.1%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------



                                                 Page 3 of 13 Pages


CUSIP No.   50187310                                                                            Page 4 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta California Management Partners, L. P.
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         Delaware
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                    953,223
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                  -0-
Person With
                                                              (7)      Sole Dispositive Power               953,223

                                                              (8)      Shared Dispositive Power             -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  953,223
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.1%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  PN
-------------------------------------------------------------------------------------------------------------------


                                                Page 4 of 13 Pages


CUSIP No.   50187310                                                                             Page 5 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Alta Embarcadero Partners, LLC
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         California
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                     21,778
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                   -0-
Person With
                                                              (7)      Sole Dispositive Power                21,778

                                                              (8)      Shared Dispositive Power              -0-

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  21,778
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  .2%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  CO
-------------------------------------------------------------------------------------------------------------------

                                                Page 5 of 13 Pages


CUSIP No.   50187310                                                                            Page 6 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Jean Deleage
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                  975,001
Person With
                                                              (7)      Sole Dispositive Power               -0-

                                                              (8)      Shared Dispositive Power             975,001

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  975,001
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.3%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 6 of 13 Pages


CUSIP No.   50187310                                                                             Page 7 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Garrett Gruener
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                  975,001
Person With
                                                              (7)      Sole Dispositive Power               -0-

                                                              (8)      Shared Dispositive Power             975,001

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  975,001
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.3%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 7 of 13 Pages


CUSIP No.   50187310                                                                             Page 8 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Guy Nohra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                  975,001
Person With
                                                              (7)      Sole Dispositive Power               -0-

                                                              (8)      Shared Dispositive Power             975,001

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  975,001
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.3%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 8 of 13 Pages


CUSIP No.   50187310                                                                             Page 9 of 13 Pages

-------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

         Marino Polestra
-------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a)
                                                                                        (b)    X
-------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only

-------------------------------------------------------------------------------------------------------------------
  (4)    Citizenship or Place of Organization

         United States
-------------------------------------------------------------------------------------------------------------------
Number Of Shares                                              (5)      Sole Voting Power                    -0-
Beneficially Owned
By Each Reporting                                             (6)      Shared Voting Power                  975,001
Person With
                                                              (7)      Sole Dispositive Power               -0-

                                                              (8)      Shared Dispositive Power             975,001

  (9)    Aggregate Amount Beneficially Owned By Each Reporting Person

                  975,001
-------------------------------------------------------------------------------------------------------------------
  (10)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------------------------------------------
  (11)   Percent Of Class Represented By Amount In Row (11)

                  9.3%
-------------------------------------------------------------------------------------------------------------------
  (12)   Type Of Reporting Person

                  IN
-------------------------------------------------------------------------------------------------------------------

                                        *SEE INSTRUCTION BEFORE FILLING OUT!


                                                Page 9 of 13 Pages

Item 1.

(a)      Name of Issuer: LJL Biosystems, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

                  405 Tasman Drive
                  Sunnyvale, CA  94089

Item 2.

(a)      Name of Person Filing:

         Alta Partners ("AP")
         Alta California Partners, L.P. ("ACP")
         Alta California Management Partners, L.P. ("ACMP")
         Alta Embarcadero Partners, LLC ("AEP")
         Jean Deleage ("JD")
         Garrett Gruener ("GG")
         Guy Nohra ("GN")
         Marino Polestra ("MP")

(b)      Address of Principal Business Office:

         One Embarcadero Center, Suite 4050
         San Francisco, CA  94111

 (c)     Citizenship/Place of Organization:


         Entities:         AP       -       California
                           ACP      -       Delaware
                           ACMP             Delaware
                           AEP              California

         Individuals:      JD               United States
                           GG               United States
                           GN               United States
                           MP               United States

(d)      Title of Class of Securities:      Common Stock

(e)      CUSIP Number:   50187310

Item 3.  Not applicable.


                               Page 10 of 13 Pages

Item 4         Ownership.


------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------

                                    AP         ACP          ACMP         AEP           JD           GG         GN         MP
------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------
(a)     Beneficial Ownership     975,001     953,223      953,223       21,778      975,001      975,001     975,001    975,001
------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------

(b)     Percentage of Class        9.3%        9.1%         9.1%         .2%          9.3%         9.3%        9.3%       9.3%
------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------

(c)     Sole Voting Power        975,001     953,223      953,223       21,778        -0-          -0-         -0-        -0-
------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------

        Shared Voting Power        -0-         -0-          -0-          -0-        975,001      975,001     975,001    975,001
------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------

        Sole Dispositive Power   975,001     953,223      953,223       21,778        -0-          -0-         -0-        -0-
------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------

        Shared Dispositive         -0-         -0-          -0-          -0-        975,001      975,001     975,001    975,001
        Power
------- ----------------------- ----------- ----------- ------------- ----------- ------------- ----------- ---------- ----------

Item 5.        Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)
(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement


                              Page 11 of 13 Pages

                                            Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 9, 1999


ALTA PARTNERS                                                 ALTA CALIFORNIA PARTNERS, L.P.

                                                              By:  Alta California Management Partners, L.P.,
                                                                   its general partner


By: /s/ JEAN DELEAGE                                          By:  /s/ JEAN DELEAGE
----------------------------------------                      ----------------------------------------
      Jean Deleage, President                                        Jean Deleage, General Partner


ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.                     ALTA EMBARCADERO PARTNERS, LLC


By: /s/ JEAN DELEAGE                                          By:  /s/ JEAN DELEAGE
----------------------------------------                      ----------------------------------------
      Jean Deleage, General Partner                                  Jean Deleage, Managing Partner




    /s/ JEAN DELEAGE                                               /s/ GUY NOHRA
----------------------------------------                      ----------------------------------------
      Jean Deleage                                                   Guy Nohra


   /s/ GARRETT GRUENER                                            /s/ MARINO POLESTRA
----------------------------------------                      ----------------------------------------
      Garrett Gruener                                                Marino Polestra


                                          Page 12 of 13 Pages

                                            EXHIBIT A

                                    AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.
Date:    February 9, 1999


ALTA PARTNERS                                                 ALTA CALIFORNIA PARTNERS, L.P.

                                                              By:  Alta California Management Partners, L.P.,
                                                                   its general partner


By: /s/ JEAN DELEAGE                                          By:  /s/ JEAN DELEAGE
----------------------------------------                      ----------------------------------------
      Jean Deleage, President                                        Jean Deleage, General Partner



ALTA CALIFORNIA MANAGEMENT PARTNERS, L.P.                     ALTA EMBARCADERO PARTNERS, LLC



By: /s/ JEAN DELEAGE                                          By:  /s/ JEAN DELEAGE
----------------------------------------                      ----------------------------------------
      Jean Deleage, General Partner                                  Jean Deleage, Managing Partner





    /s/ JEAN DELEAGE                                               /s/ GUY NOHRA
----------------------------------------                      ----------------------------------------
      Jean Deleage                                                   Guy Nohra

   /s/ GARRETT GRUENER                                            /s/ MARINO POLESTRA
----------------------------------------                      ----------------------------------------
      Garrett Gruener                                                Marino Polestra


                                                Page 13 of 13 Pages